                         [PERKINS COIE LLP LETTERHEAD]

                                 April 5, 2000

Corillian Corporation
3855 SW 153rd Drive
Beaverton, OR 97006

            RE:  REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-95513)

Ladies and Gentlemen:

    We have acted as counsel to you in connection with the preparation of the above-referenced Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), that you are filing with the Securities and Exchange Commission with respect to the sale of up to 4,600,000 shares of your common stock, without par value (the "Shares"), in an underwritten initial public offering (the "Offering").

    Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold in the Offering have been duly authorized and that such Shares, when issued as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,
                                          /s/ Perkins Coie LLP
                                          PERKINS COIE LLP